Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

1.	The Registrant holds a 46.45 percent general partner interest in Great Lakes Gas Transmission Limited Partnership, a Delaware limited partnership.
2.	The Registrant holds a 50 percent general partner interest in Northern Border Pipeline Company, a Texas general partnership.
3.	The Registrant wholly-owns Gas Transmission Northwest LLC, a Delaware limited liability company.
4.	The Registrant wholly-owns Bison Pipeline LLC, a Delaware limited liability company.
5.	The Registrant wholly-owns North Baja Pipeline, LLC, a Delaware limited liability company.
6.	The Registrant holds a 61.71 percent general partner interest in Portland Natural Gas Transmission System, a Maine general partnership.
7.	The Registrant holds a 25 percent general partner interest and 24.34 percent limited partner interest in Iroquois Gas Transmission System, L.P, a Delaware limited partnership.
8.	The Registrant wholly-owns TC PipeLines Tuscarora LLC, a Delaware limited liability company.
9.

Through its interest TC PipeLines Tuscarora LLC, the Registrant wholly-owns Tuscarora Gas Transmission Company, a Nevada general partnership, through its directly held 99 percent general partner interest and indirectly held one percent general partner interest through its wholly-owned subsidiary, TC PipeLines Tuscarora LLC.